EXHIBIT 5.1

November 15 , 2004
Correctional Properties Trust
3300 PGA Boulevard, Suite 750
Palm Beach Gardens, Florida

Re:	Registration Statement on Form S-8 for the Correctional Properties Trust 2002 Stock Option Plan

Ladies and Gentlemen:

     On the date hereof, Correctional Properties Trust, a Maryland real estate investment trust (the “Company”), sent for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of 200,000 shares of the Company’s Common Shares of Beneficial Interest, par value $0.001 per share (the “Common Shares”), pursuant to stock options (the “Options”) granted or to be granted under the Company’s 2002 Stock Option Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Amendment and Restatement of Declaration of Trust and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examination, we are of the opinion that the Company presently has available approximately 139,014,250 authorized and unissued Common Shares from which the 200,000 Common Shares proposed to be sold pursuant to the exercise of Options granted under the Plan may be issued. In addition, assuming that the Company maintains an adequate number of authorized and unissued Common Shares available for issuance to those persons who exercise their Options, and that the consideration for the underlying Common Shares issued pursuant to the Options is actually received by the Company as provided in the Plan, we are of the opinion that the Common Shares issued pursuant to the exercise of Options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, GREENBERG TRAURIG, P.A.
/s/ Morris Brown
By: Morris Brown